Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of August 30, 2024 by and among TXO Partners, L.P., a Delaware limited partnership (the “Partnership”), EMEP Acquisitions, LLC, a Delaware limited liability company (“EMEP”) and VR4-ELM, LP, a Texas limited partnership (“Vendera”), on behalf of the Holders (as defined below) listed on Schedule 1. EMEP and Vendera are collectively referred to herein as the “Sellers.” The General Partner (as defined below), the Partnership, and the Sellers are collectively referred to herein as the “Parties.”

WHEREAS, Morningstar Operating LLC, a Delaware limited liability company and wholly-owned subsidiary of the Partnership (“Morningstar”), and the Partnership and the Sellers are parties to that certain Purchase and Sale Agreement, dated June 25, 2024, (the “Purchase and Sale Agreement”) pursuant to which Morningstar will acquire certain producing oil and gas assets of the Sellers (the “Acquisition”);

WHEREAS, in connection with the closing of the transactions contemplated by to the Purchase and Sale Agreement, the Partnership will issue to the Sellers 2,500,000 Common Units (as defined below) as a portion of the purchase price for the Acquisition; and

WHEREAS, in connection with the transactions contemplated by the Purchase and Sale Agreement, the Parties desire to enter into this Agreement, pursuant to which the Partnership shall grant the Holders certain registration rights with respect to the Common Units, as set forth in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person, and (b) with respect to any investment fund or similar vehicle, (i) any Person who Controls, is Controlled by, or is under common Control with, such investment fund or similar vehicle, and (ii) if such investment fund or similar vehicle is a partnership, a Person who has a common general partner with such investment fund or similar vehicle.

“Agreement” has the meaning set forth in the preamble.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “roadshow,” including, without limitation, a same day trade, overnight trade or similar transaction.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York or the State of Texas shall not be regarded as a Business Day.

“Control” and its derivatives mean (a) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; (b) with respect to a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation; (c) with respect to a partnership (whether general or limited), ownership, directly or indirectly, of more than 50% of the general partner interests of such partnership; or (d) with respect to any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights in such entity, whether by contract or otherwise.

“Claim” has the meaning set forth in Section 5(a).

“Closing Date” means the first date on which Common Units are issued by the Partnership to the Sellers pursuant to the provisions of the Purchase and Sale Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common Units” means 2,500,000 fully paid and nonassessable common units representing limited partnership interests in the Partnership.

“Demand Holder” means EMEP on behalf of the Holders of Registrable Securities.

“Demand Notice” has the meaning set forth in Section 2(b)(ii).

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” has the meaning set forth in Section 2(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” means TXO Partners GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership in their capacity as the general partner of the Partnership (except as the context otherwise requires).

“Holder” means (i) any Seller who holds Registrable Securities until such Seller ceases to hold Registrable Securities; and (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 7(e) hereof.

“Indemnified Persons” has the meaning set forth in Section 5.

“Losses” has the meaning set forth in Section 5.

“LP Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of TXO Partners, L.P., dated as of January 31, 2023, as may be amended, supplemented or restated from time to time.

“Parties” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Interest” has the meaning set forth in the LP Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated association, government agency or political subdivision thereof or other entity.

“Piggyback Eligible Holder” has the meaning set forth in Section 2(c)(i).

“Piggyback Notice” has the meaning set forth in Section 2(c)(i).

“Piggyback Registration” has the meaning set forth in Section 2(c)(i).

“Piggyback Request” has the meaning set forth in Section 2(c)(i).

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or known to the Partnership to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means Common Units issued to the Holders pursuant to the Purchase and Sale Agreement; provided, however, that any Registrable Securities shall cease to be a Registrable Security when (i) a Registration Statement covering such Registrable Security has become effective, or has been declared effective by the Commission, and it has been disposed of pursuant to such effective Registration Statement, (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, or (iii) it is held by a Person that is not a Holder in accordance with the provisos to the definition of Holder provided for herein.

“Registration Expenses” has the meaning set forth in Section 4.

“Registration Statement” means a registration statement in the form required to register the resale of the Registrable Securities under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the preamble.

“Selling Expenses” means underwriting discounts and selling commissions and stock transfer taxes applicable to the sale of Registrable Securities in relation to an Underwritten Offering, a Piggyback Registration or a Block Trade, and fees and disbursements of counsel and advisors for any Selling Holder in relation to an Underwritten Offering, a Piggyback Registration or a Block Trade, excluding fees and disbursements of counsel for the Selling Holders described in “Registration Expenses”.

“Selling Holder” means any Holder selling any Registrable Securities pursuant to any Registration Statement.

“Shelf Registration Statement” means a Registration Statement made pursuant to Rule 415 of the Securities Act.

“Suspension Period” has the meaning set forth in Section 2(b).

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Transaction Documents” means, collectively, this Agreement, the LP Agreement, the Purchase and Sale Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Underwritten Demand” has the meaning set forth in Section 2(b)(i).

“Underwritten Offering” means an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.

2. Registration.

(a) Resale Shelf Registration Statement.

(i) Subject to the other applicable provisions of this Agreement, the Partnership shall prepare and file promptly, but no later than on the seventh (7th) Business Day following the Closing Date, a Shelf Registration Statement (or an amendment or supplement to a previously filed registration statement) covering the sale or distribution from time to time by the Holders, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities issued to the Sellers in connection with the Acquisition on Form S-3 (except if the Partnership is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such Shelf Registration Statement shall be effected on another appropriate form for such purpose pursuant to the Securities Act). The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the earlier of (i) three years following such Shelf Registration Statement’s Effective Date and (ii) the date on which all Registrable Securities covered by such Registration Statement have been sold (the “Effectiveness Period”).

(b) Underwritten Demand

(i) At any time a Shelf Registration Statement referred to in Section 2(a)(i) is effective, the Demand Holder shall have the option and right, exercisable by delivering a written notice to the Partnership (a “Demand Notice”), to require the Partnership to, pursuant to the terms and subject to the limitations set forth in this Agreement, facilitate in the manner described in this Agreement an underwritten registered offering of the Registrable Securities held by any Holder or Holders (an “Underwritten Demand”); provided, however, that (A) the Partnership shall not be required to effect an Underwritten Demand pursuant to this Section 2(b) unless the Registrable Securities are offered at an aggregate proposed offering price of not less than $25 million and (B) the Partnership shall not be obligated to effect more than two such Underwritten Demands in total and no more than one Underwritten Demand in any 120-day period. The Partnership shall have the right to elect that any Underwritten Demand be made solely pursuant to a Shelf Registration Statement. If the Partnership receives a Demand Notice that satisfies the conditions set forth in the immediately preceding sentence, the Partnership shall retain such underwriters and bookrunning managers as are mutually agreed by the Partnership and the Demand Holder within five (5) Business Days from receipt of the Demand Notice in order to permit the relevant Holder to offer and sell the Registrable Securities set forth in the Demand Notice through an Underwritten Offering. The Partnership and the Demand Holder shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and the Demand Holder and take all reasonable actions as are requested by the managing underwriter to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions set forth in the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement or as the General Partner may determine is reasonably necessary to effect such Underwritten Offering. The Demand Holder (for itself or any of the Holders listed in the Demand Notice) may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter, provided such notice is delivered prior to the launch of such Underwritten Offering.

(ii) Notwithstanding any other provision of this Section 2(b), the Partnership shall not be required to effect an Underwritten Offering pursuant to this Section 2(b), and may suspend the use of an effective Registration Statement for a period of up to sixty (60) days: (A) in the event of a Partnership-initiated registration that is approved by the board of directors of the General Partner, provided that the Partnership is actively employing commercially reasonable efforts to cause such registration statement to become effective or (B) if the General Partner determines that the Partnership’s compliance with its obligations under this Agreement would be detrimental to the Partnership because such registration would be reasonably likely to (x) materially interfere with a significant acquisition, financing, merger, reorganization or other similar transaction involving the Partnership or otherwise have a material adverse effect on the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws (any such period, a “Suspension Period”); provided, however, that in no event shall the Partnership postpone or defer any Underwritten Demand pursuant to this Section 2(b)(ii) for more than an aggregate of six months in any 24-month period.

(iii) Notwithstanding any other provision of this Section 2(b), in the event that the managing underwriter of an Underwritten Offering advises the Partnership and the Demand Holder in writing that, in such managing underwriter’s opinion, market factors require a limitation of the amount of securities to be included in an Underwritten Offering, including the number of Registrable Securities of the Holders because such number of securities would adversely and materially affect the timing or success of the Underwritten Offering (including the price received for the securities to be offered in such Underwritten Offering), the Partnership shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the amount of Registrable Securities of each Holder that shall be included in such Underwritten Offering shall be reduced on a pro rata basis to the maximum aggregate amount that the managing underwriter deems will not have such material and adverse effect.

(iv) The Partnership may include in any such Underwritten Offering other Partnership Interests for sale for its own account or for the account of any other Person; provided that if the managing underwriter for the offering advises the Partnership and the Demand Holder in writing that, in such managing underwriter’s opinion, market factors require a limitation of the amount of securities to be included in an Underwritten Offering, including the number of Partnership Interests offered for the Partnership’s account, because such number of securities would adversely and materially affect the timing or success of the Underwritten Offering (including the price received for the securities to be offered in such Underwritten Offering), then the amount of Registrable Securities to be sold by the Holders set forth in the Demand Notice shall be included in such registration before any Partnership Interests proposed to be sold for the account of the Partnership or any other Person. Any such Registrable Securities to be offered in such offering shall be allocated among the Holders set forth in the Demand Notice on a pro rata basis.

(v) Without limiting Section 3, in connection with any Underwritten Demand pursuant to and in accordance with this Section 2(b), the Partnership shall, (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Underwritten Demand, including under the securities laws of such states as the Demand Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Underwritten Demand on the Trading Market and (B) do any and all other acts and things that may be necessary or appropriate or reasonably requested by the Demand Holder to enable such Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(vi) The Partnership shall use commercially reasonable efforts to remain eligible to use Form S-3, including by timely filing all reports with the Commission and meeting the other requirements of the Exchange Act.

(c) Block Trade.

(i) At any time and from time to time when an effective Registration Statement is on file with the Commission, if the Demand Holder wishes to engage in a Block Trade (i) with a total offering price reasonably expected to exceed $20] million in the aggregate or (ii) consisting of at least 75% of the outstanding Common Units held by all Holders, then upon the Demand Holder providing a Demand Notice with respect to the Block Trade to the Partnership at least two (2) business days prior to the proposed trade, the Partnership shall use its commercially reasonable efforts to facilitate such Block Trade; provided that such Holder(s) participating in the Block Trade shall use commercially reasonable efforts to work with the Partnership and any underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

(ii) Such Holder(s) may withdraw from such Block Trade by delivering written notice to the Partnership and the managing underwriter (if any) and any brokers, sales agents or placement agents (if any); provided such notice is delivered prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Partnership shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2(c)(ii).

(iii) Notwithstanding anything to the contrary in this Agreement, Section 2(b)(iv) and Section 2(d) shall not apply to a Block Trade initiated by the Demand Holder pursuant to this Agreement.

(iv) Any Block Trade effected pursuant to this Section 2(c) shall be counted as a demand for an Underwritten Offering pursuant to Section 2(b); provided that one Block Trade, at the election of the Demand Holder, may be requested that shall not count as a demand for an Underwritten Offering pursuant to Section 2(b).

(d) Piggyback Registration.

(i) At any time a Shelf Registration Statement referred to in Section 2(a)(i) is effective, if the Partnership shall propose at any time to effect an Underwritten Offering for its own account or for the account of any other Persons who have or have been granted registration rights, the Partnership shall notify all Holders hereunder eligible to participate in such offering (each a “Piggyback Eligible Holder”) of such proposal at least five (5) Business Days before the proposed filing date (the “Piggyback Notice”); provided that, in an offering for the Partnership for its own account, if (x) the managing underwriter for the offering advises the Partnership in writing that, in such managing underwriter’s opinion, market factors require a limitation of the amount of securities to be included in an Underwritten Offering and the inclusion of any Registrable Securities of Piggyback Eligible Holders would adversely and materially affect the timing or success of the Underwritten Offering (including the price received for the securities to be offered in such Underwritten Offering) and (y) such Underwritten Offering includes only securities offered by the Partnership, then no such notice shall be required and such Holders shall have no right to include Registrable Securities in such Underwritten Offering. The Piggyback Notice shall offer the Piggyback Eligible Holders the opportunity to include in such Underwritten Offering the number of Registrable Securities as they may request (a “Piggyback Registration”). The Partnership shall use commercially reasonable efforts to include in such Underwritten Offering such number of Common Units that are Registrable Securities held by any Piggyback Eligible Holder as requested in a written notice by the Demand Holder (a “Piggyback Request”) to the Partnership within two (2) Business Days of such Holders’ receipt of such Piggyback Notice from the Partnership.

(ii) Any Piggyback Eligible Holder’s ability to include its desired amount of Registrable Securities in such Underwritten Offering shall be conditioned upon such Piggyback Eligible Holder’s participation in such underwriting and the inclusion of the number of securities noted in the Piggyback Request in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Piggyback Eligible Holder in writing that, in such managing underwriter’s opinion, the inclusion of all or some Registrable Securities of the Piggyback Eligible Holders would adversely and materially affect the timing or success of such Underwritten Offering, the amount of Registrable Securities that shall be included in such Underwritten Offering shall be included in the following priority, (i) first, all Common Units the Partnership proposes to include (if the offering is for the account of the Partnership), (ii) second, pro rata among (x) the Demand Holders and the other Holders hereunder and (y) Persons that have been granted rights of registration under the LP Agreement, and (iii) third, any other party that has been or will be granted registration rights by the Partnership. In connection with any such Underwritten Offering, the Partnership and the Piggyback Eligible Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership with the underwriter or underwriters selected for such Underwritten Offering by the Partnership and take all reasonable actions as are requested by the managing underwriter to facilitate the Underwritten Offering and sale of Registrable Securities therein. If an Underwritten Offering is completed pursuant to this Section 2(d) pursuant to which all Registrable Securities requested to be included by each Piggyback Holders are sold, the Demand Holder may not provide a Demand Notice with respect to an Underwritten Demand or a Block Trade for a period of 60 days following completion of the Underwritten Offering.

(iii) No Holder may participate in the Underwritten Offering unless it agrees to sells its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement or as the General Partner may determine is reasonably necessary to effect such Underwritten Offering. Any Holder may withdraw all or part of its request from such Underwritten Offering by delivering written notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. If the Holder decides not to include all of its Registrable

Securities in any Registration Statement thereafter filed by the Partnership, the Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Partnership with respect to future offerings of Registrable Securities, all upon the terms and conditions set forth herein. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 2(c) prior to the Effective Date of the Registration Statement or the pricing date of the applicable Underwritten Offering, as applicable, upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such takedown. For any Piggyback Eligible Holder that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, subsidiaries, parents and Affiliates of such Piggyback Eligible Holder, or the estates and family members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Piggyback Eligible Holder,” and any pro rata reduction with respect to such “Piggyback Eligible Holder” shall be based upon the aggregate amount of securities carrying registration rights owned by all entities and individuals included in such “Piggyback Eligible Holder,” as defined in this sentence.

(iv) The Partnership shall have the right to terminate or withdraw any registration initiated by it under this Section 2(c) prior to the Effective Date of such Registration Statement whether or not any Piggyback Eligible Holder has elected to include Registrable Securities in such Registration Statement. The registration expenses of such withdrawn registration shall be borne by the Partnership in accordance with Section 4 hereof.

(e) Any Demand Notice or Piggyback Request shall (i) specify the Registrable Securities intended to be registered, offered and sold by the Holder listed therein, (ii) express such Holder’s or Holders’ present intent to offer such Registrable Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Registrable Securities and (iv) contain the undertaking of such Holder(s) to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities.

(f) The Partnership shall not, unless agreed in writing by each of the Sellers, on or after the date of this Agreement, enter into any agreement which, other than as set forth in this Agreement, would allow any holder of Partnership Interests to include Partnership Interests in any Registration Statement filed by the Partnership on a basis that is superior or more favorable in any material respect to the rights granted to the Holders hereunder.

3. Registration Procedures.

The procedures to be followed by the Partnership and each Holder that elects to sell Registrable Securities pursuant to this Agreement, and the respective rights and obligations of the Partnership and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a) The Partnership will furnish to each Selling Holder and to one counsel reasonably acceptable to the Partnership selected by the Selling Holders, (i) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto including such Holder’s Registrable Securities, upon request, drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission, provided, however, that the Partnership will not have any obligation to provide any document that is available on the Commission’s website), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement.

(b) Each Selling Holder will provide to the Partnership such information regarding such Selling Holder that is reasonably requested by the Partnership for inclusion in a Registration Statement, preliminary prospectus, final prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder or as the General Partner otherwise deems necessary for the Partnership to fulfill its obligations under this Agreement. Such Selling Holder will promptly notify the Partnership of any change in any such information provided by such Selling Holder.

(c) The Partnership will use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process or taxation in any jurisdiction where it is not then so subject.

(d) The Partnership will promptly notify each Selling Holder and each underwriter, and (if requested by any such Selling Holder) confirm such notice in writing, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission or any other federal or state governmental authority with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto.

(e) The Partnership will immediately notify each Selling Holder and each applicable underwriter, and each Selling Holder will immediately notify the Partnership, at any time when a prospectus is required to be delivered under the Securities Act, of (i) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus contained therein, in the light of the circumstances under which a statement is made) and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; provided, however, that no notice by the Partnership shall be required pursuant to clause (i) above in the event that the Partnership either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) The Partnership and each Selling Holder will enter into customary agreements and take such other actions as are reasonably requested by, as applicable, the General Partner, the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are reasonable and customary in such securities offerings.

(g) The Partnership will use commercially reasonable efforts to, as promptly as reasonably practicable, (i) prepare and file with the Commission such amendments, including post- effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as Selling Holders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Partnership.

(h) If any Registrable Securities are certificated or if otherwise agreed by the Partnership, the Partnership will cooperate with such Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Partnership’s transfer agent, the Partnership will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(i) In the event such Holders seek to complete an underwritten offering, for a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, the Partnership will make available upon reasonable notice at the Partnership’s principal place of business or such other reasonable place for inspection by the managing underwriter or managing underwriters such financial and other information and books and records of the Partnership, and cause the officers, employees, counsel and independent certified public accountants of the Partnership to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(j) In connection with any registration of Registrable Securities pursuant to this Agreement, the Partnership will take all commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by such Holders, including using commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

(k) The Partnership will use commercially reasonable efforts to avoid the issuance of, or, if issued, to obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment, or if any such order or suspension is made effective during any Suspension Period, at the earliest practicable moment after the Suspension Period is over.

4. Registration Expenses. Except as otherwise agreed between a Selling Holder and the Partnership, all Registration Expenses of a Registration Statement filed or an Underwritten Offering or Block Trade that includes Registrable Securities pursuant to this Agreement shall be paid by the Partnership; provided, however, that any Selling Expenses shall be paid by the Selling Holders; provided further, that in connection with any Underwritten Demand, Block Trade or Piggyback Registration, other than an Underwritten Demand, Block Trade or Piggyback Registration that is not completed as a result of the withdrawal of the Holders, the Partnership shall bear the reasonable and documented expenses of one legal counsel for all Selling Holders. “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for Partnership Interests and of printing prospectuses if the printing of prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for the Partnership, (v) Securities Act liability insurance, if the Partnership so desires such insurance, (vi) fees and expenses of all other Persons retained by the Partnership in connection with the consummation of the transactions contemplated by this Agreement and (vii) all expenses relating to marketing the sale of the Registrable Securities, including expenses related to conducting a “road show” if necessary. In addition, the Partnership shall be responsible for the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

5. Indemnification.

(a) The Partnership shall indemnify and hold harmless each underwriter, if any, engaged in connection with any Underwritten Offering or Block Trade referred to in Section 2 and provide representations, covenants, opinions and other assurances to any underwriter in form and substance reasonably satisfactory to such underwriter and the Partnership. Further, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 5 individually as a “claim” and collectively as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim (x) arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof or (y) is attributable to a claim arising from offers or sales of Registrable Securities that are made by a Selling Holder during a period that the Selling Holder knows is a Suspension Period.

(b) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, preliminary prospectus, final prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder. The liability of any Selling Holder under this Section 5(b) shall be limited to the aggregate cash and property received by such Selling Holder pursuant to the sale of Registrable Securities covered by such Registration Statement or Prospectus.

(c) The provisions of this Section 5 shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Agreement may have pursuant to law, equity, contract or otherwise. Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination or expiration of this Agreement indefinitely.

6. Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Partnership shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Partnership shall deliver to such Holder a written statement as to whether it has complied with such requirements.

7. Miscellaneous.

(a) Remedies. In the event of a breach by the Partnership of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Partnership agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Discontinued Disposition. Each Holder agrees by its acquisition of Registrable Securities that, upon receipt of a notice from the Partnership of the occurrence of any event of the kind described in clauses (i) through (iii) of Section 3(e), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement or until it is advised in writing by the Partnership that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Partnership may provide appropriate stop orders to enforce the provisions of this Section 7(b).

(c) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. The Partnership shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 7(d) prior to 5:00 p.m. (Eastern Standard Time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Partnership:	c/o TXO Partners, L.P. 400 West, 7th Street Fort Worth, Texas Attention: Brent Clum Email: (***)

With a copy (which shall not constitute notice) to:	Latham & Watkins LLP 300 Colorado St., Suite 2400 Austin, Texas 78701 Attention: Mollie Duckworth; Michael Chambers Email: (***)

If to Sellers:	EMEP Acquisitions, LLC 1200 Smith Street, Suite 680 Houston, Texas 77002 Attention: Kyle Dubiel E-mail: (***)

With a copy (which shall not constitute notice) to:	O’Melveny & Myers LLP 700 Louisiana St., Suite 2900 Houston, Texas 77002 Attention: Steven Torello E-mail: (***)

If to any other Person who is then the registered Holder:	To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 7(e), this Agreement, and any rights or obligations hereunder, may not be assigned by a Seller without the prior written consent of the Partnership. Notwithstanding anything in the foregoing to the contrary, the registration rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to any of its Affiliates. The Partnership may not assign its respective rights or obligations hereunder without the prior written consent of each of the Sellers.

(f) Specific Performance. Damages in the event of breach of Section 5 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

(g) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(i) Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court from and thereof, in any action or proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment, and each of the Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware court or, to the fullest extent permitted by applicable law, in such federal court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j) Waiver of Venue. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7(h) and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(k) Termination. This Agreement shall terminate, with respect to any Holder, on the earlier of (i) the date that is the three (3) year anniversary of the date of this agreement or (ii) the date upon which such Holder no longer holds any Registrable Securities.

(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(m) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n) Entire Agreement. This Agreement, together with each of the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior contracts or agreements with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether oral or written that may have been made or entered into by or among any of the Parties or any of their respective affiliates relating to the transactions contemplated hereby.

(o) Headings; Section References. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless otherwise stated, references to Sections, Schedules and Exhibits are to the Sections, Schedules and Exhibits of this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TXO PARTNERS, L.P.

By: TXO Partners GP, LLC, its general partner

By:	/s/ Brent W. Clum
Name:	Brent W. Clum
Title:	President of Business Operations and Chief Financial Officer

EMEP ACQUISITIONS, LLC

By:	/s/ Eric Pregler
Name:	Eric Pregler
Title:	Chief Executive Officer

VR4-ELM, LP

By: Vendera Resources IV-GP-GP, LLC,
Its general partner

By:	/s/ A. Wood Brookshire
Name:	A. Wood Brookshire
Title:	Chief Executive Officer

Signature Page to Registration Rights Agreement

Schedule I

Holders

Eric Pregler

Shaleen Patel

Michael Dekruif and Amanda Dekruif

Kyle Dubiel

Lucas Radke and Holly Radke

Joe Castanon

Raul Hernandez

Nathan Gabelman

Jerrick Miller

Pearl Energy Investments II, L.P.

VR4-ELM, LP